                                                                    Exhibit 12.1

                    SCOTSMAN HOLDINGS, INC.AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges


                                                      Year Ended December 31,
                                         -------------------------------------------------
                                           1995      1996      1997      1998      1999
                                         --------  --------  --------  --------  ---------
                                                      (Dollars in thousands)
Earnings:
 Earnings from continuing
  operations before income taxes
  and extraordinary item                 $ 7,422   $15,175   $ 9,965   $12,456   $ 32,020
 Fixed charges from below                 23,353    26,755    44,767    67,092     86,517
                                         -------   -------   -------   -------   --------
  Total earnings                         $30,775   $41,930   $54,732   $79,548   $118,537
                                         -------   -------   -------   -------   --------

Fixed Charges:
 Interest                                $22,485   $25,797   $43,611   $65,110   $ 83,875
 Interest component of rent expense:
  Total rent expense                     $ 2,605   $ 2,875   $ 3,468   $ 5,947   $  7,918
  Portion considered interest expense         33%       33%       33%       33%        33%
                                         -------   -------   -------   -------   --------
   Interest component                    $   868   $   958   $ 1,156   $ 1,982   $  2,639
                                         -------   -------   -------   -------   --------
   Total fixed charges                   $23,353   $26,755   $44,767   $67,092   $ 86,517
                                         -------   -------   -------   -------   --------

Earnings to Fixed Charges                   1.3x      1.6x      1.2x      1.2x       1.4x
                                         =======   =======   =======   =======   ========

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